SAGE, RUTTY & CO., INC.
                              183 East Main Street
                                    4th Floor
                            Rochester, New York 14604

                                                           Date:  ________, 1997

                            SELECTED DEALER AGREEMENT
                            -------------------------

Dear Sirs:


         Sage, Rutty & Co., Inc., the underwriter (the "Underwriter") named in the Prospectus (as hereinafter defined) has agreed, subject to the terms and conditions of that certain underwriting agreement (the "Underwriting Agreement") dated ______________, 1997, between the Underwriter and Intervest Bancshares Corporation (the "Issuer"), to act as exclusive agent for the Issuer and to use its best efforts to sell 650,000 Units (the "Units"), each Unit consisting of one share of Class A Common Stock of the Issuer and one Warrant to purchase one share of Class A Common Stock of the Issuer. The Units are more particularly described in the enclosed prospectus (the "Prospectus"), additional copies of which will be supplied in reasonable quantities upon request.


         The Underwriter is offering a part of the Units for sale by selected dealers (the "Selected Dealers"), including yourself, who are registered with the Securities and Exchange Commission (the "SEC") as broker-dealers under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and who are members in good standing of the National Association of Securities Dealers, Inc. (the "NASD"), on a "best efforts" basis.

         The offering is subject to the delivery of the Units, and the acceptance of the offering by the Underwriter, the approval of all legal matters by counsel, and the terms and conditions herein set forth.

         Subject to the foregoing, the Underwriter confirms its agreement with you (sometimes herein called the "Dealer"') as follows:

         1. Non-Exclusive Right to Offer and Sell. Underwriter hereby grants to you the non-exclusive right to offer and sell the Units upon such terms as the Underwriter shall from time to time determine and as set forth in the then effective Prospectus relating to such Units. The amount of Units which the Underwriter has initially determined to permit you to offer and sell is set forth at the end of this letter, although the Underwriter reserves the right to change such allotment. You agree (a) upon our request, to advise us of the number of Units allotted to you which remain unsold; and (b) at our request, to stop offering any such Units remaining unsold.

         2. Compliance with Laws. A registration statement on Form SB-2 (the "Registration Statement") with respect to the Units has been filed with the SEC and has become effective. You agree to comply with the applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1934 Act and any applicable rules and regulations issued under said Acts. No person is authorized by the Issuer or by the Underwriter to give any information or to make any representation other than those contained in the Prospectus in connection with the sale of the Units.

         3. Dealer Representations. Dealer represents that it is a member in good standing of the NASD and agrees to abide by all of the NASD rules and regulations, and any interpretations thereof, including, without limitation, the NASD interpretation with respect to Free-Riding and Withholding and Rules 2420, 2730, 2740 and 2750 of the NASD Conduct Rules. Dealer also agrees to comply with the requirements of all applicable Federal and State Laws and all rules and regulations thereunder, and interpretations thereof, promulgated by any regulatory agency having jurisdiction.

         In the event that a domestic or foreign Dealer should sell or offer for sale the Units in any jurisdiction outside the United States, Dealer also agrees to comply with the laws, rules and regulations of any governmental or regulatory body applicable within such foreign jurisdiction.



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         4. State  Registrations.  You will be informed by the Underwriter as to the states in which we have been advised by counsel that the Units have been qualified or registered for sale or are exempt under the respective securities or "blue sky" laws of such states, but we have not assumed and will not assume any obligation or responsibility as to the accuracy of such information or as to the eligibility or right of any Selected Dealer to offer or sell the Units in any state.

         5. Underwriter Authority and Liability. The Underwriter shall have full authority to take such action as it may deem advisable in respect of all matters pertaining to the offering or arising thereunder. The Underwriter shall not be under any liability to you with respect to any matter, except such as may be incurred under the 1933 Act and the rules and regulations thereunder, except for lack of good faith and except for obligations assumed by us in this Agreement, and no obligation on our part shall be implied or inferred herefrom.


         6. Payment and Procedures. All subscriptions for investments shall be confirmed on forms of a type acceptable under the rules and regulations of the NASD and in accordance with Rule 15c2-8 of the 1934 Act. If at least $6,500,000 in collected funds (as defined in the Escrow Agreement) have been received and such subscriptions accepted by the Issuer by ____________, 1997, the Issuer may close the Offering as to those subscribers (the "First Closing Date"). Until the First Closing Date, you shall promptly, upon receipt of any and all checks, drafts, and money orders received from prospective purchasers of the Units, transmit, in accordance with Rule 15c2-4(b) of the 1934 Act, such items to Manufacturers and Traders Trust Company, as Escrow Agent, for deposit into an account entitled "Intervest Bancshares Corporation Escrow Account", but in any event such transmittal to the Escrow Agent shall be made by noon of the next business day after your receipt of such funds. Units may continue to be offered and sold for up to 90 days after the First Closing Date. After the First Closing Date, you shall promptly transmit any and all checks, drafts, and money orders received from prospective purchasers of the Units to the Underwriter by noon of the next business day after you receive such funds. At the same time you deliver funds received to the Escrow Agent, or directly to the Underwriter, you shall also deliver to Underwriter, a written account of each purchaser which sets forth, among other things, the name, address and tax identification number of the purchaser, the number of Units purchased, and the amount paid therefor which shall be accompanied by a copy of the check and any transmittal letter to the Escrow Agent.


         You agree to be bound by the terms of the Escrow Agreement executed by Underwriter and the Issuer and acknowledge that you have received a copy of such Escrow Agreement.

         Until the First  Closing  Date,  checks  shall be made  payable to "M&T
Bank, as Escrow Agent for Intervest Bancshares Corporation". After the First Closing Date, checks shall be made payable to "Intervest Bancshares Corporation", the Issuer. Until the First Closing Date, any checks received by the Escrow Agent which are made payable to any party other than the Escrow Agent, shall be returned by the Escrow Agent to the purchaser who submitted the check and shall not be accepted.

         All Units shall be registered and issued as designated by Dealer after the Closing Dates specified in the Prospectus.

         The Issuer reserves the right to reject any subscription, and in such case, the Issuer will instruct the Escrow Agent or Underwriter, as may be the case, to return, in full, any payment made in connection therewith.


         If at least $6,500,000 in collected funds (as defined in the Escrow Agreement) have not been received and such subscriptions accepted by the Issuer by ___________, 1997, subscription documents and funds shall be promptly returned to subscribers. Interest earned on funds in the Escrow Account shall be applied to pay escrow expenses, with the balance of interest, if any, to be paid to subscribers in proportion to the amount of funds paid by each such subscriber without regard to the date when such subscription funds were paid. It shall be a condition of making any such refund to a subscriber, however, that there be delivered to the Escrow Agent a Form W-9 executed by such subscriber.



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         7.  Delivery of  Prospectus.  You shall solicit  subscriptions  for the
Units only in accordance with the then current Prospectus, shall deliver a current Prospectus to each prospective investor, shall utilize as solicitation material only the Prospectus and such supplemental sales literature as shall be identified as such and furnished or authorized in writing by the Issuer, and shall make no representations other than those contained in such Prospectus and supplemental literature. You shall also be responsible for the servicing of investors, including responding to inquiries by, and maintaining periodic contacts with, the investor.

         8. Restrictions on Sales and Purchases of Units. During the term of this Agreement, you will not, directly or indirectly, buy, sell, or induce others to buy or sell, the Units except (a) pursuant to this Agreement, (b) as expressly authorized by the Underwriter in writing, or (c) in the ordinary course of business as broker or agent for a customer pursuant to an unsolicited order. You represent that you have not participated in any transaction prohibited by the preceding sentence and that you have at all times complied with the provisions of Regulation M of the 1934 Act applicable to this offering. You will take such steps as you deem necessary to assure that purchasers of the Units meet the suitability standards set forth in the Prospectus or otherwise imposed by the Issuer and will maintain for a period of at least four (4) years a record of the information obtained to indicate that such standards have been met.


         9. Commissions; Warrants. (a) You will be entitled to receive commissions in the amount of 7% on each Unit sold by you under this Agreement, provided, however, that the offering will be terminated and no commissions will be payable unless an aggregate of at least $6,500,000 of the Units are sold by _____________, 1997. (b) In the event that an aggregate of at last $6,500,000 of the Units are sold by , you will also be entitled to receive Warrants to purchase shares of the Class A Common Stock of the Company, such Warrants to be for the purchase of one share of Class A Common Stock for each ten (10) units sold by you under this Agreement. The Warrants issued hereunder shall be on the same terms as those included in the Units (except as may otherwise be required by applicable law, regulations or directives) and Dealer represents that it will not, for a period of twelve (12) months from the effective date of the Registration Statement, sell or transfer any of the Warrants or underlying securities, except to its officers, directors or employees. The Warrants will be issued after the final closing contemplated hereunder.


         10. Dealer Responsibility for Training and Representatives. You undertake full responsibility for adequate training of your salesmen in all features of the Units offered, with special emphasis on the responsibilities of such salesmen for full disclosure to prospective investors and the necessity of delivering a Prospectus to each investor. You will accept subscriptions only from persons whose investment objectives, to the best of your knowledge and belief, are consistent with those of the Units offered.

         11. Sales in Discretionary Accounts. You agree that, without the written approval of the customer and the Underwriter prior to the execution of any order, you will not sell to any account over which you exercise discretionary authority any of the Units which you have been allotted and which are subject to the terms of this Agreement.

         12. Advertisements. It is expected that public advertisement of this issue will be made on or about the effective date of the Registration Statement. After the date of appearance of such advertisement, but not before, you are free to advertise over your own name and at your own expense and risk, subject, however, to our prior review and approval of any advertisement.

         13. Termination of Agreement. This Agreement may be terminated by either party at any time by written or telegraphic notice to the other, but the Agreement shall not be valid for more than six (6) months from the date of execution or beyond completion of the offering, whichever is earlier, except when extended by the Underwriter to complete the offering of the Units. Such termination shall not affect your obligation to comply with this Agreement nor your right to commissions, as set forth in Paragraph 9 of this Agreement on subscriptions confirmed by the Issuer by the time of such termination.

         14. Relationship of Parties. Nothing in this Agreement shall be construed to constitute Dealer a partner, employee or agent of the Underwriter or Issuer, and neither Underwriter, Issuer or Dealer shall be liable for any obligation, act or omission of the other to third parties. However, in the event such a claim is made, you agree to bear your share of any liability arising out of such claim.

         15. Dealer Expenses. All expenses incurred by Dealer in connection with its activities under this Agreement shall be borne by Dealer, except that Underwriter will furnish, without charge, a reasonable quantity of Prospectuses and supplemental literature as issued.

         16. Miscellaneous. This Agreement supersedes all previous agreements, whether oral or written, between Underwriter and Dealer relating to the Units and may not be modified except in writing. All previous agreements, if any, whether oral or written, between Underwriter and dealer are hereby canceled. Neither party hereto assumes any liability or obligation toward the other under this or any previous agreement, except as may be specifically set forth in this Agreement, nor is any such liability or obligation to be inferred or implied hereunder.

         All communications from you shall be addressed to the Underwriter at the address set forth above. All communications from the Underwriter to you shall be directed to the address to which this letter is mailed.

         This Agreement shall be construed in accordance with the laws of the State of New York.

         Please confirm that the foregoing sets forth the Agreement between you and the Underwriter by signing and returning to us the enclosed copy of this letter.

                                   Very truly yours,

                                   SAGE, RUTTY & CO., INC.


                                   By:      __________________________________

                                        ---------------------------------------
                                                       (Title)

WE HEREBY CONFIRM AS OF THE DATE HEREOF
THAT THE ABOVE LETTER SETS FORTH THE
AGREEMENT BETWEEN THE UNDERWRITER AND
THE UNDERSIGNED



                                             AMOUNT OF UNITS TO BE
                                             OFFERED FOR SALE BY DEALER
-------------------------------------
                  (Dealer)
                                            ------------------------------------

By:      ______________________________

-------------------------------------
               (Title)



                                        4

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